Center Bancorp, Inc. Reports Fourth Quarter 2007 Earnings

UNION, NJ -- (MARKET WIRE) -- 01/31/08 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank, today reported operating results for the fourth quarter and the year ended December 31, 2007. Earnings amounted to $532,000 or $0.04 per share for the quarter ended December 31, 2007 as compared with earnings for the quarter ended December 31, 2006 of $2.3 million or $0.16 per share.

"The results for the period announced today reflect our progress on improving the future stability of revenue streams and are in line with the work started in 2007 that we intend to continue into 2008. With these actions, we enter 2008 with a marked improvement in our balance sheet, positioned to expand net interest margins, adequate loan loss reserves, good credit quality in the asset portfolios and a strong underpinning to reduce operating overhead and support net income levels," remarked Anthony C. Weagley, President & CEO.

The results for the fourth quarter of 2007 included certain extraordinary charges and amounts associated with the termination of the previously announced Beacon Trust acquisition, which amounted to $607,000 pre-tax and $347,000 after tax or $.04 per common share. In addition, there were additional charges related to other real estate owned properties, and the Corporation's previously announced cost-cutting measures, which included lease terminations from liquidated subsidiaries under the corporate wide entity restructuring, amounting to an additional $235,000 pre-tax and $134,000 after tax or $.01 per common share.

For the twelve months ended December 31, 2007, net income amounted to $3.9 million, a decrease of $42,000 as compared to the comparable twelve-month period ended December 31, 2006. Earnings per common share for the twelve months ended December 31, 2007 were $0.28, equal to the 2006 period.

Quarterly Condensed Consolidated Income Statements (unaudited)
(dollars in thousands, except per share data)
For the quarter ended:	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Net interest income	$5,172	$5,481	$5,225	$5,621	$5,691	$5,952
Provision for loan losses	150	100	100	0	57	0
Net interest income after loan loss provision	5,022	5,381	5,125	5,621	5,634	5,952
Non interest income	874	911	1,177	1,410	1,618	1,007
Non interest expense	(6,034)	(6,080)	(6,056)	(6,428)	(6,656)	(5,735)
Income (loss) before income tax	(138)	212	246	603	596	1,224
Income tax expense/ (benefit)	(670)	(786)	(771)	(706)	(1,695)	(78)
NET INCOME	$532	$998	$1,017	$1,309	$2,291	$1,302
EPS (basic)	$0.04	$0.07	$0.07	$0.09	$0.16	$0.09
EPS (diluted)	$0.04	$0.07	$0.07	$0.09	$0.16	$0.09

Weighted average common shares outstanding adjusted for 5% stock dividend:

Note: Due to rounding quarterly earnings per share may not add up to the reported annual earnings per share

Basic	13,441,082	13,864,272	13,910,450	13,910,450	13,898,178	13,896,165
Diluted	13,543,486	13,938,892	13,962,934	13,986,333	13,980,270	13,989,262

Selected financial ratios (annualized)

As of or for the quarter ended:	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Return on average assets	0.22%	0.40%	0.40%	0.50%	0.88%	0.50%
Return on average equity	2.44%	4.21%	4.15%	5.37%	9.46%	5.48%
Net interest margin (tax equivalent basis)	2.48%	2.63%	2.43%	2.55%	2.62%	2.70%
Loan/Deposit ratio	78.91%	84.62%	78.71%	73.42%	75.73%	73.44%
Stockholders' equity/total assets	8.38%	9.49%	9.57%	9.36%	9.28%	9.38%
Efficiency ratio	92.7%	89.3%	92.8%	92.8%	94.5%	78.3%
Book value per share	$6.48	$6.85	$6.89	$7.06	$7.02	$6.96
Return on tangible equity	3.04%	5.15%	5.04%	6.53%	11.53%	6.71%
Tangible equity/tangible assets	6.80%	7.88%	7.98%	7.84%	7.77%	7.83%
Tangible book value per share	$5.17	$5.59	$5.65	$5.81	$5.77	$5.71

The Corporation recorded net interest income on a fully taxable equivalent basis of $5.6 million for the three-months ended December 31, 2007 and $6.2 million for the comparable period of 2006. The decrease in net interest income for the three-months ended December 31, 2007 related principally to the decrease in interest income as a result of a decline in average interest earning assets of $48.6 million.

The Corporation recorded net interest income on a fully taxable equivalent basis of $23.3 million for the twelve-months ended December 31, 2007 and $26.5 million for the comparable period of 2006. The decrease in net interest income for the twelve-months ended December 31, 2007 related principally to a decrease in average interest-earning assets of $41.4 million.

Steps were taken during the fourth quarter of 2007 to improve the Corporation's net interest margin by allowing a runoff of certain high rate deposits and to position the Corporation's cash position for further outflows in the first quarter of 2008. The result was a decline in margin from the comparison period in 2006. Recent action by the Federal Open Market Committee should benefit the Corporation's strategies to seek to reduce liability costs in the first quarter of 2008. At December 31, 2007, the Corporation has specific liabilities, not part of its core funding pool, in the amount of $71.0 million which the Corporation allowed to runoff its books on January 2, 2008. The Corporation expects to achieve a 225 basis point improvement in cost of these funds as a result.

During the three months ended December 31, 2007, the decline in interest expense was favorable and reflected recent actions by the Federal Open Market Committee in lowering the target federal funds rate. For the three-months ended December 31, 2007, the Corporation increased its average borrowings by $9.2 million (including subordinated debentures) as compared to the comparable quarter ended December 31, 2006. The positive effect of the change in rate and mix in this type of funding source, as well as, a reduction in time deposits was offset by an increase in the average cost of funds, which rose (on an annualized basis) by 1 basis point to 3.90% from 3.89% during the quarter ended December 31, 2006.

For the twelve-months ended December 31, 2007, the average balance of interest-bearing liabilities, including borrowings, declined by $26.5 million, or 3.27%, to $783.9 million compared to the twelve months ended December 31, 2006. However, the decline in the volume of interest-bearing liabilities was offset by an increase in the average cost of funds, which rose (on an annualized basis) by 33 basis points to 3.91% from 3.58% at December 31, 2006.

Other Income

Total other income decreased $744,000 for the fourth quarter of 2007 compared with the comparable quarter of 2006, primarily as a result of decreases in gains on securities sold. Excluding net securities gains and losses in the respective periods, the Corporation recorded other income of $917,000 in the three-months ended December 31, 2007, compared to $817,000 in the three-months ended December 31, 2006.

For the twelve-months ended December 31, 2007, total other income increased $3.7 million as compared with the twelve-months of 2006, primarily as a result of increases in gains on securities sold. Excluding net securities gains and losses in the respective periods, the Corporation recorded other income of $3.5 million in the twelve-months ended December 31, 2007, compared to $3.2 million in the twelve-months ended December 31, 2006. This increase was primarily attributable to a $206,000 increases in commissions from sales of mutual funds and annuities and bank owned life insurance income. This was bolstered by higher overdraft fees and service charge income on deposit accounts.

Quarterly Condensed Consolidated Non Interest Income (unaudited)

For the quarter ended:	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Service charges on deposit accounts	$399	$312	$306	$288	$295	$307
Commissions from mortgage broker activities	16	15	25	46	45	32
Loan related fees (LOC)	31	49	26	35	41	30
Commissions from sale of mutual funds and annuities	44	131	60	63	60	40
Debit card and ATM fees	132	126	130	131	134	136
BOLI income	217	223	230	223	183	213
Net gain (loss) on sale of investments	(43)	14	341	588	801	212
Other service charges and fees	78	41	59	36	59	37
Total other income	$874	$911	$1,177	$1,410	$1,618	$1,007

Other Expense

Other expense for the fourth quarter of 2007 totaled $6.0 million, a decrease of $622,000 or 9.34% over the comparable period in 2006. Salary and benefit expense decreased by $663,000 or 21.98% to $2.4 million. Full time equivalent staffing levels were 172 at December 31, 2007 compared to 180 as of September 30, 2007 and 214 at December 31, 2006.

For the twelve-months ended December 31, 2007, total salaries and benefits decreased by $854,000 or 6.95% to $11.4 million. The reduction in expense was attributable to the reduction in staff, pension curtailment and elimination of certain benefit plans, offset in part by one-time charges related to severance payments in the third quarter.

Other expense for the twelve-months ended December 31, 2007 totaled $24.6 million, an increase of $240,000, or .99%, over the comparable period in 2006. Higher operating expenses during the twelve-month period resulted primarily from increases in occupancy and premise expense and other general and administrative expenses. Other general and administrative expense increased $722,000 associated with increases in professional consulting, legal, OREO expense, insurance and customer corporate analysis charges and the charge off of the Beacon Trust acquisition.

The efficiency ratio for the period, exclusive of the aforementioned one-time items in the period, would have been 88.5% for the period. The Corporation has previously announced a number of cost cutting initiatives and has expanded those initiatives in the fourth quarter to include the closing of its Red Oak Banking Center and its 84 South Street Morristown branch location. These facilities have been combined with the Morristown Town Hall office and will improve efficiency and increase customer service. We have additionally signed an agreement to outsource certain telecommunication service with the Atlantic Central Banker BITS program that will reduce telephone expense by approximately $235,000 in 2008. Additional similar outsourcing arrangements are currently being reviewed.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
(dollars in thousands)
For the quarter ended:	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Employee salaries and wages	$2,005	$3,632	$2,133	$2,372	$2,303	$2,214
Employee incentive/bonus compensation	0	0	0	0	0	0
Employee stock option expense	46	46	35	24	41	45
Health insurance and other employee benefits	237	(687)	543	575	561	561
Payroll taxes	124	183	181	234	167	184
Other employee related expenses	14	14	16	9	32	21
Incremental direct cost of loan origination	(73)	(81)	(74)	(72)	(88)	(70)
Total salaries, wages and employee benefits	$2,353	$3,107	$2,834	$3,142	$3,016	$2,955

Occupancy expense	829	728	674	797	700	595
Depreciation of premises and equipment	407	406	391	388	482	430
Supplies stationary and printing	104	87	115	159	144	159
Marketing expenses	179	152	109	163	266	164
Data processing expenses	150	151	148	165	196	181
Legal, auditing and other professional fees	690	311	599	539	403	223
Bank regulatory related expenses	58	60	60	60	57	60
Postage and delivery	57	73	75	84	96	82
ATM related expenses	59	63	77	61	53	58
Amortization of CDI	25	26	27	29	29	28
Other expenses	1,122	916	947	841	1,214	800
Total other expense	$6,034	$6,080	$6,056	$6,428	$6,656	$5,735

Balance Sheet Summary

Quarterly Condensed Consolidated Balance Sheets (unaudited)
(dollars in thousands )
At quarter ended:	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Cash and due from banks	$20,541	$15,277	$24,363	$19,245	$34,088	$18,431
Fed funds and money market	49,490	0	0	35,374	10,275	7,884
Investments	314,194	343,979	366,224	381,493	381,733	393,006
Loans	51,669	550,847	533,675	530,573	550,414	537,350
Allowance for loan losses	(5,163)	(5,021)	(4,974)	(4,958)	(4,960)	(4,908)
Restricted investment in bank stocks, at cost	8,467	7,347	8,299	7,832	7,805	6,924
Premises and equipment, net	17,419	17,662	18,400	18,314	18,829	18,621
Goodwill	16,804	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	400	426	452	479	508	542
Bank owned life insurance	22,261	22,044	21,822	21,591	21,368	21,185
Other assets	21,563	18,425	16,557	22,219	14,520	14,587
TOTAL ASSETS	$1,017,645	$987,790	$1,001,622	$1,048,966	$1,051,384	$1,030,426
Deposits	699,070	650,999	678,011	722,648	726,771	731,727
Other borrowings	223,264	237,744	221,994	220,327	211,589	197,953
Other liabilities	10,033	5,317	5,804	7,828	15,411	4,069
Stockholders' equity	85,278	93,730	95,813	98,163	97,613	96,677
TOTAL LIABILITIES AND STOCK HOLDERS' EQUITY	$1,017,645	$987,790	$1,001,622	$1,048,966	$1,051,384	$1,030,426

Condensed Consolidated Average Balance Sheets (unaudited)
(dollars in thousands)
For three month period ended:	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Investments, fed funds, and other	$351,302	$362,119	$404,975	$415,980	$408,684	$433,175
Loans	552,521	538,798	532,799	540,971	543,707	532,452
Allowance for loan losses	(5,077)	(4,984)	(4,986)	(4,959)	(4,918)	(4,939)
All other assets	91,016	90,533	92,038	94,773	88,008	85,271
TOTAL ASSETS	$989,762	$986,466	$1,024,826	$1,046,765	$1,035,481	$1,045,959
Deposits interest bearing	564,334	557,555	578,819	592,073	586,388	612,376
Deposits non interest bearing	115,859	128,449	130,701	135,161	140,745	132,094
Other borrowings	216,761	200,257	211,228	215,198	207,524	203,675
Other liabilities	5,543	5,372	6,159	6,867	4,004	2,858
Stockholders' equity	87,265	94,833	97,919	97,466	96,820	94,956
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$989,762	$986,466	$1,024,826	$1,046,765	$1,035,481	$1,045,959

Loans

The Corporation had total loans of $551.7 million at December 31, 2007, representing an $822,000, or 0.15%, increase on a linked-quarter basis. Loan growth continued during the quarter in our commercial related segments of the portfolio. At December 31, 2007, the Corporation had $49.3 million in overall undispersed loan commitments, $47.8 million of which it expected to fund over the next 90 days. This includes $47.8 million in commitments for commercial and commercial real estate loans.

Loan origination for the quarter increased in the commercial sector primarily commercial mortgages. "We are pleased with the growth achieved for the quarter and are optimistic that the Corporation will continue to build its loans outstanding volume from this level through 2008. Our pipelines are strong; we expect that increased activity in the commercial sectors of the portfolio will support our strategic goals of increased loan volume and improving our earning-asset mix. We continue to work aggressively at strengthening existing customer relationships and building new ones by seizing opportunities that have been created by these events and the improved business development effort in the Bank," said Mr. Weagley.

Loan Mix:
(unaudited)
(dollars in thousands)

For three month period ended:	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Real estate loans Residential	$265,597	$265,301	$261,849	$262,958	$268,748	$261,652
Commercial	137,585	136,289	135,707	135,062	135,802	132,032
Construction	51,367	53,286	47,910	60,135	70,340	63,583
Total real estate loans	454,549	454,876	445,466	458,155	474,890	457,267
Commercial loans	95,978	94,444	86,848	71,020	74,135	77,925
Consumer and other loans	563	960	741	754	699	1,443
Total loans before unearned fees and costs	551,090	550,280	533,055	529,929	549,724	536,635
Unearned fees and costs	579	567	620	644	690	715
Total loans	$551,669	$550,847	$533,675	$530,573	$550,414	$537,350

Asset Quality

Selected credit quality ratios
(unaudited)
(dollars in thousands)
As of or for the quarter ended:	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Non-accrual loans	$3,907	$986	$1,070	$1,207	$475	$315
Past due loans 90 days or more and still accruing interest	0	0	0	0	225	346
Total non performing loans	3,907	986	1,070	1,207	700	661
Other real estate owned ("OREO")	501	586	586	0	0	0
Repossessed assets other than real estate	0	0	0	0	0	0
Total non performing assets	$4,408	$1,572	$1,656	$1,207	$700	$661
Non performing assets as a percentage of total assets	0.43%	0.16%	0.17%	0.12%	0.07%	0.06%
Non performing loans as a percentage of total loans	0.80%	0.29%	0.31%	0.23%	0.13%	0.12%
Net charge-offs (recoveries)	$147	$139	$86	$2	$34	$29
Net charge-offs as a percentage of average loans for the period	0.03%	0.03%	0.02%	0.00%	0.01%	0.01%
Allowance for loan losses as a percentage of period end loans	0.94%	0.91%	0.93%	0.93%	0.90%	0.91%
Total Assets	$1,017,645	$987,790	$1,001,622	$1,048,966	$1,051,384	$1,030,426
Total Loans	551,669	550,847	533,675	530,573	550,414	537,350
Average loans for the quarter	552,521	538,798	532,799	540,971	543,707	532,452
Allowance for loan losses	5,163	5,021	4,974	4,958	4,960	4,908

At December 31, 2007, non-performing assets totaled $4.4 million or 0.43% of total assets at December 31, 2007, as compared with $700,000 or 0.07 % at December 31, 2006. The increase in non-accrual loans was primarily attributable to one commercial mortgage in the amount of $2.5 million which subsequent to December 31, 2007 the Corporation has received full payment of the commercial mortgage including principal of $2.5 million and interest of $83,277 all of which will be reflected in the first quarter results of 2008. The Corporation continues to aggressively pursue the sale of other real estate owned and currently has a contract of sale on one of the properties in the amount of $385,000. These actions support our strong credit quality and would bring total non-performing loans to $1.5 million or .14 % of total assets.

"The Corporation is well positioned to weather the unprecedented volatility in the credit markets as we do not have exposure to the sub prime home mortgage business or to other sub prime issues such as securitizations and collateralized debt obligations. Our home equity portfolio is sound and was originated with conservative underwriting practices," remarked Mr. Weagley.

At December 31, 2007, the total allowance for loan losses amounted to approximately $5.2 million, or 0.94% of total loans. The allowance for loan losses as a percent of total non-performing assets, exclusive of OREO, amounted to 132.15% for the fourth quarter of 2007 as compared 509.23% at September 30, 2007 and 708.6 % at December 31, 2006.

Securities

Investment securities reflected a decline of $67.5 million at December 31, 2007 compared to the comparable period in 2006. The decline is consistent with maintaining the balance sheet strategies the Corporation has previously outlined in seeking to reduce the size of its investment securities portfolio while increasing loans as a percentage of the earning-asset mix.

The reduction in the volume of the investment portfolio was made in anticipation of providing cash flow for loan funding and forecasted liability outflows on January 2, 2008. This action will have a positive impact on net interest income in the first quarter of 2008. Reductions in net interest income and the net interest margin were due to tighter spreads on deposits caused by the current interest rate environment and shifts in deposit mix driven by customer preference for higher rates.

On November 16, 2007, the Corporation transferred securities having a book value of $113.4 million and market value of $112.9 million from its held-to-maturity portfolio to its available-for-sale portfolio. The resultant loss of $272,000 after tax was record in other comprehensive income.

Deposits/Funding Sources

Deposit Mix
(dollars in thousands)
At quarter ended:	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Checking accounts
Non interest bearing	$111,262	$121,451	$127,479	$128,394	$136,284	$134,774
Interest bearing	155,406	110,177	126,112	131,337	107,359	74,316
Savings deposits	86,501	93,222	92,792	95,542	99,823	107,038
Money market accounts	196,601	167,442	171,923	173,569	184,102	197,816
Time Deposits	149,300	158,707	159,705	193,806	199,203	217,783
Total Deposits	$699,070	$650,999	$678,011	$722,648	$726,771	$731,727

Deposits totaled $699.1 million at December 31, 2007, a decrease of $27.7 million from December 31, 2006. The declines were a result of a moderation in the yield curve and a decision to reduce the Corporation's dependence on more rate sensitive high costing funds, which were subject to maturity and repricing in favor of lower costing wholesale funds available. More volatile certificates of deposit of $100,000 or more declined as well as part of this strategy.

Borrowings totaled $223.3 million at December 31, 2007, reflecting an increase of $11.7 million, or 5.52%, from December 31, 2006. Overnight customer repurchase transactions covering commercial customer sweep accounts comprised $48.5 million of the securities sold under repurchase agreements figure at December 31, 2007 as compared with $29.4 million at December 31, 2006. This shift in the volume of repurchase agreements also accounted for a portion of the decline in non-interest bearing commercial checking accounts during the period.

Stockholders' Equity

Total stockholders' equity amounted to $85.3 million or 8.38% of total assets at December 31, 2007. Tangible equity was $68.1 million or 6.80% of tangible assets. Book value per common share was $6.48 at December 31, 2007, compared to $6.85 at September 30, 2007. Tangible book value per common share was $5.17at December 31, 2007 and $5.59 at September 30, 2007.

During the three months ended December 31, 2007 the Corporation purchased 558,353 shares of common stock at an average cost of $11.58 per share.

During 2007, the Corporation has purchased 850,527 common shares at an average cost per share of $11.79 under the stock buyback program adopted on January 24, 2002. The repurchased shares were recorded as Treasury Stock, which resulted in a decrease in stockholders' equity. On September 27, 2007 the Board approved an increase in its current share buyback program to an additional 5% of outstanding shares, enhancing its current authorization by 684,627 shares. Any purchases by the Corporation may be made, from time to time, in the open market, in privately negotiated transactions or otherwise. At December 31, 2007, there were 196,239 shares available for repurchase under the Corporation's stock buyback program.

At December 31, 2007, the Corporation's Tier 1 Capital Leverage ratio was 8.13%, the Corporation's total Tier 1 Risk Based Capital ratio was 11.65 % and the Corporation's total Risk Based Capital ratio was 12.41%. Total Tier 1 capital decreased to approximately $79.1 million at December 31, 2007 from $85.8 million at September 30, 2007 and decreased from $88.0 million at December 31, 2006.

At December 31, 2007, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

About Center Bancorp

Center Bancorp, Inc. is a Financial Services Holding Company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest National banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its subsidiary, Center Financial Group LLC, provides financial services including brokerage services insurance and annuities, mutual funds and financial planning. In the fourth quarter of 2007, Center formed a title Insurance partnership, Center Title LLC, with Progressive Title Company in Parsippany to provide title services in connection with the closing of real estate transactions.

The Bank currently operates 13 branches in Union and Morris counties. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (1 location), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union, Chatham and Madison, New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey the Corporation has expanded to northern and central New Jersey. At December 31, 2007, the Bank had total assets of $1.0 billion, total deposits of $699 million and stockholders' equity of approximately $85.3 million.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

The Corporation's reference to its total other income, exclusive of gains or losses recorded on securities sales, may constitute a "non-GAAP financial measure." The Corporation has provided a reconciliation by also reporting its total other income for the applicable periods. The Corporation believes that the above-mentioned reference enhances the public's ability to compare results between the applicable periods in 2006 and 2007. Tangible stockholders' equity represents a non-GAAP financial measure and equals total stockholders' equity minus recorded goodwill and other intangible assets. The Corporation has provided reconciliation by also reporting its total stockholders' equity. The Corporation believes that a disclosure of tangible stockholders' equity may be helpful for those investors who seek to evaluate the Corporation's total stockholders' equity without giving effect to intangible assets. Tangible book value is also a non-GAAP financial measure and represents total stockholders' equity less goodwill and other intangible assets, calculated on a per common share basis. The Corporation has provided a reconciliation by also reporting its total book value per share. The Corporation believes that a disclosure of tangible book value per share may be helpful for those investors who seek to evaluate the Corporation's book value per share without giving effect to goodwill and other intangible assets.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding growth in loan volume, changes in earning asset mix, the funding of loan commitments, cost reduction strategies, future net interest margin and other future results) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and due from banks	$20,541	$34,088
Federal funds sold and securities purchased under agreement to resell	49,490	10,275
Total cash and cash equivalents	70,031	44,363
Investment securities available-for sale	314,194	250,603
Investment securities held to maturity (approximate market value of $0 in 2007 and $130,900 in 2006)	--	131,130
Total investment securities	314,194	381,733
Loans, net of unearned income	551,669	550,414
Less -- Allowance for loan losses	5,163	4,960
Net Loans	546,506	545,454
Restricted investment in bank stocks, at cost	8,467	7,805
Premises and equipment, net	17,419	18,829
Accrued interest receivable	4,535	4,932
Bank owned life insurance	22,261	21,368
Other Assets	17,028	9,588
Goodwill and other intangible assets	17,204	17,312
Total assets	$1,017,645	$1,051,384

LIABILITIES
Deposits:
Non-interest bearing	$111,422	$136,453
Interest-bearing
Time deposits $100 and over	63,997	83,623
Interest-bearing transactions, savings and time deposits $100 and less	523,651	506,695
Total deposits	699,070	726,771
Overnight Federal funds and securities sold under agreement to repurchase	48,541	29,443
Short-term borrowings	1,123	2,000
Long-term borrowings	168,445	174,991
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	10,033	15,411
Total liabilities	932,367	953,771

STOCKHOLDERS' EQUITY
Preferred Stock, no par value:
Authorized 5,000,000 shares; none issued	--	--
Common stock, no par value:
Authorized 20,000,000 shares; issued 15,190,984 shares at December 31, 2007 and December 31, 2006; outstanding 13,155,784 shares at December 31, 2007 and 13,910,450 shares at December 31, 2006, respectively	86,908	77,130
Additional paid in capital	5,133	4,535
Retained earnings	15,161	25,989
Treasury stock, at cost (2,035,200 shares at December 31, 2007 and 1,280,534 shares at December 31, 2006)	(16,100)	(6,631)
Accumulated other comprehensive loss	(5,824)	(3,410)
Total stockholders' equity	85,278	97,613
Total liabilities and stockholders' equity	$1,017,645	$1,051,384

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in Thousands, Except Per Share Data)	2007	2006	2007	2006
	(unaudited)		(unaudited)
Interest income: Interest and fees on loans	$8,440	$8,516	$33,527	$31,999
Interest and dividends on investment securities:
Taxable interest income	3,241	3,454	13,585	15,521
Non-taxable interest income	772	903	3,171	3,874
Dividends	261	373	1,242	1,384
Interest on Federal funds sold and securities purchased under agreement to resell	83	162	604	547
Total interest income	12,797	13,408	52,129	53,325
Interest expense:
Interest on certificates of deposit $100 or more	942	1,047	3,964	4,930
Interest on other deposits	4,167	4,137	16,871	13,075
Interest on borrowings	2,516	2,533	9,795	10,969
Total interest expense	7,625	7,717	30,630	28,974
Net interest income	5,172	5,691	21,499	24,351
Provision for loan losses	150	57	350	57
Net interest income after provision for loan losses	5,022	5,634	21,149	24,294
Other income:
Service charges, commissions and fees	531	429	1,824	1,759
Other income	125	145	457	454
Annuity and insurance	44	60	298	205
Bank owned life insurance	217	183	893	780
Net Gain (loss) on securities sold	(43)	801	900	(2,565)
Total other income (loss)	874	1,618	4,372	633
Other expense:
Salaries and employee benefits	2,353	3,016	11,436	12,290
Occupancy, net	799	619	2,843	2,309
Premises and equipment	437	564	1,777	1,940
Professional and consulting	690	403	2,139	1,179
Stationery and printing	104	144	465	692
Marketing and advertising	179	266	603	731
Computer expense	150	196	614	741
Other	1,322	1,448	4,721	4,476
Total other expense	6,034	6,656	24,598	24,358
Income (loss) before income tax expense (benefit)	(138)	596	923	569
Income tax benefit	(670)	(1,695)	(2,933)	(3,329)
Net income	$532	$2,291	$3,856	$3,898
Earnings per share:
Basic	$0.04	$0.16	$0.28	$0.28
Diluted	$0.04	$0.16	$0.28	$0.28
Weighted average common shares outstanding:
Basic	13,441,082	13,898,178	13,780,504	13,959,684
Diluted	13,543,486	13,980,270	13,840,756	14,040,338

All common share and per common share amounts have been adjusted to reflect the 5 percent stock dividend declared on March 29, 2007 paid on June 1, 2007.

SUMMARY SELECTED YEAR-TO-DATE STATISTICAL INFORMATION AND FINANCIAL DATA

(Dollars in Thousands, Except per Share Data)

Summary of financial condition data through stockholders' equity	12/31/2007	9/30/2007	12/31/2006

Interest income	$52,129	$39,332	$53,325
Interest expense	30,630	23,005	28,974
Net interest income	21,499	16,327	24,351
Provision for loan losses	350	200	57
Net interest income after provision
for loan losses	21,149	16,127	24,294
Other income	4,372	3,498	633
Other expense	24,598	18,564	24,358
Income before income tax expense	923	1,061	569
Income tax (benefit) expense	(2,933)	(2,263)	(3,329)
Net income	$3,856	$3,324	$3,898

Statement of Financial Condition Data
Investments	$314,194	$343,979	$381,733
Total loans	551,669	550,847	550,414
Goodwill and other intangibles	17,204	17,230	17,312
Total assets	1,017,645	987,790	1,051,384
Deposits	699,070	650,999	726,771
Borrowings	223,264	237,744	206,434
Stockholders' equity	$85,278	$93,730	$97,613
Summary of Income
Dividends
Cash Dividends	$4,885	$3,714	$4,808
Dividend payout ratio	126.69%	111.73%	123.35%
Cash Dividends Per Share
Cash Dividends	$0.37	$0.27	$0.35
Earnings Per Share
Basic	$0.28	$0.24	$0.28
Diluted	$0.28	$0.24	$0.28

Weighted Average Common Shares Outstanding
Basic	13,780,504	13,894,888	13,959,684
Diluted	13,840,756	13,950,298	14,060,338
Operating Ratios
Return on average assets	0.38%	0.43%	0.37%
Average stockholders' equity to average assets	9.33%	9.49%	9.21%
Return on average equity	4.09%	4.58%	4.04%
Return on average tangible stockholders' equity	5.00%	5.58%	4.93%
Book Value
Book value per common share	$6.48	$6.85	$7.02
Tangible book value per common share	$5.17	$5.59	$5.77
Non-Financial Information
Common stockholders of record	679	689	717
Staff-full time equivalent	172	180	214

	12/31/2007	9/30/2007	12/31/2006

Common shares outstanding	13,155,784	13,692,534	13,910,450
Stockholders' equity	$85,278	$93,730	$97,613
Less: Goodwill and other intangible assets	17,204	17,230	17,312
Tangible Stockholders' Equity	$68,074	$76,500	$80,301
Tangible Book Value	$5.17	$5.59	$5.77
Net Income	$3,856	$3,324	$3,898
Average Stockholders' Equity	94,345	96,730	96,505
Less: Average Goodwill and other intangible assets	17,259	17,272	17,378
Average Tangible Stockholders' Equity	77,086	79,458	79,127
Return on Average Tangible Stockholders' Equity	5.00%	5.58%	4.93%

(1) "Return on average tangible stockholders' equity" is defined as net income as a percentage of average stockholders' equity reduced by recorded intangible assets. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
(908) 206-2886

Joseph Gangemi
Investor Relations
(908) 206-2886